UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(AMENDMENT NO. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 27, 2011

COLUMBIA BANKING SYSTEM, INC.

(Exact name of registrant as specified in its charter)

Washington	0-20288	91-1422237
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 A Street Tacoma, WA		98402
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (253) 305-1900

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

On June 3, 2011, Columbia Banking System, Inc. (the “Company”) filed a Current Report on Form 8-K (the “Original Form 8-K”) to report that its wholly owned subsidiary, Columbia State Bank (the “Bank”), had entered into a definitive agreement with the Federal Deposit Insurance Corporation ( “FDIC”) on May 27, 2011, pursuant to which the Bank acquired certain assets and assumed certain liabilities of First Heritage Bank, a Washington state-chartered bank headquartered in Snohomish, Washington (the “FHB Acquisition”). In that filing, the Company indicated that it would amend the Original Form 8-K at a later date to provide financial information required by Item 9.01 of Form 8-K. This amendment is being filed to update the disclosures in Item 2.01 of the Original Form 8-K and to provide financial information required by Item 9.01. In accordance with the guidance provided in Securities and Exchange Commission (the “Commission”) Staff Accounting Bulletin Topic 1.K, Financial Statements of Acquired Troubled Financial Institutions (“SAB 1:K”), the Company has omitted certain financial information of First Heritage Bank required by Rule 3-05 of Regulation S-X. SAB 1:K provides relief from the requirements of Rule 3-05 of Regulation S-X under certain circumstances, including a transaction such as the FHB Acquisition, in which the registrant engages in an acquisition of a troubled financial institution for which audited financial statements are not reasonably available and in which federal assistance is an essential and significant part of the transaction.

Statements made in this Amendment No. 1 on Form 8-K/A, other than those concerning historical financial information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties. These forward-looking statements include, without limitation, statements regarding the Company’s expectations concerning its financial condition, operating results, cash flows, earnings, net interest margin, net interest income, efficiencies achieved through combination of operational processes, liquidity, expected reimbursements under the shared-loss agreements and other effects of the shared-loss agreements and capital resources. A discussion of risks, uncertainties and other factors that could cause actual results to differ materially from management’s expectations is set forth in this document and exhibits, and under the captions “Forward-Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, expected to be filed on August 5, 2011.

Item 2.01 Completion of Acquisition or Disposition of Assets

Effective May 27, 2011, the Bank acquired certain assets and assumed certain liabilities of First Heritage Bank from the FDIC as receiver for First Heritage Bank, pursuant to the terms of a purchase and assumption agreement entered into by the Bank and the FDIC on May 27, 2011 (the “Purchase and Assumption Agreement” or “Agreement”). The FHB Acquisition included all five branches of First Heritage Bank, which opened as branches of the Bank as of Tuesday, May 31, 2011.

Under the terms of the Purchase and Assumption Agreement, the Bank acquired certain assets of First Heritage Bank with a fair value of approximately $114.9 million, including $81.9 million of loans, $11.4 million of cash and cash equivalents, $8.3 million of other real estate owned (“OREO”), $5.3 million of investment securities, $5.3 million of premises and equipment, and $2.7 million of other assets. Liabilities with a fair value of approximately $165.0 million were also assumed, including $159.5 million of insured and uninsured deposits, $5.0 million of Federal Home Loan Bank (“FHLB”) advances, and $457 thousand of other liabilities. The fair values of the assets acquired and liabilities assumed were determined based on the requirements of the Fair Value Measurements and Disclosures topic of the Financial Accounting Standards Board Accounting Standards Codification (the “FASB ASC”). The Statement of Assets Acquired and Liabilities Assumed by the Bank, dated as of May 27, 2011, and the accompanying notes thereto, are attached hereto as Exhibit 99.1 and incorporated herein by reference (the “Audited Statement”). The initial accounting for acquired loans and the related indemnification asset for the FHB Acquisition was incomplete as of August 5, 2011. The amounts currently recognized in the financial statements have been determined provisionally as we are completing a fair value analysis of those assets utilizing an income approach. The amounts are also subject to adjustments based upon final settlement with the FDIC. In addition, the tax treatment of FDIC assisted acquisitions is complex and subject to interpretations that may result in future adjustments of deferred taxes as of the acquisition date. The terms of the Agreement provide for the FDIC to indemnify the Bank against claims with respect to liabilities of First Heritage Bank not assumed by the Bank and certain other types of claims identified in the Agreement. The disclosure set forth in this Item 2.01 reflects the status of these items to the best of management’s knowledge as of August 5, 2011.

In connection with the FHB Acquisition, the Bank entered into loss sharing agreements (each, a “shared-loss agreement” and collectively, the “shared-loss agreements”) with the FDIC which collectively cover substantially all of the $81.9 million of First Heritage Bank’s loans and all of the $8.3 million of OREO. The Bank will share in the losses, which begins with the first dollar of loss incurred, of the loan pools (including single family residential mortgage loans, commercial loans, and OREO) covered (“covered assets”) under the shared-loss agreements. Pursuant to the terms of the shared-loss agreements, the FDIC is obligated to reimburse the Bank 80% of eligible losses on covered assets. The Bank has a corresponding obligation to reimburse the FDIC for 80% of eligible recoveries related to covered assets.

The shared-loss agreement for commercial and single family residential mortgage loans is in effect for five years and ten years, respectively, from the May 27, 2011 acquisition date and the loss recovery provisions for such loans are in effect for eight years and ten years, respectively, from the acquisition date.

In June 2021, approximately ten years following the acquisition date, the Bank is required to make a payment to the FDIC in the event that losses on covered assets under the shared-loss agreements have been less than a threshold level. The payment amount will be 50% of the excess, if any, of (i) $9.6 million (or 20% of the stated threshold of $48.0 million) over (ii) the sum of (a) ($2.625 million) (or 25% of the asset discount of ($10.5 million)), plus (b) 20% of the net loss amount (as defined in the Agreement), plus (c) 3.5% on covered assets. As of June 30, 2011, the Bank estimates that there will be no liability under this provision.

The shared-loss agreements are subject to certain servicing procedures as specified in an agreement with the FDIC. The expected net reimbursements under the shared-loss agreements were recorded at their estimated fair value of $38.1 million on the acquisition date.

The foregoing summary of the Agreement, including the shared-loss agreements, is not complete and is qualified in its entirety by reference to the full text of the Agreement and certain exhibits attached thereto, a copy of which was previously filed as Exhibit 2.1 to the Original Form 8-K and is incorporated by reference into this Item 2.01.

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements of Businesses Acquired.

Discussion

As set forth in Item 2.01 above, on May 27, 2011, the Bank acquired certain assets and assumed substantially all of the deposits and certain liabilities of First Heritage Bank pursuant to the Purchase and Assumption Agreement with the FDIC. A narrative description of the anticipated effects of the FHB Acquisition on the Company’s financial condition, liquidity, capital resources and operating results is presented below. This discussion should be read in conjunction with the historical financial statements and the related notes of the Company, which were filed with the Commission on Form 10-K on March 1, 2011, Form 10-Q on May 6, 2011, and the Audited Statement, which is attached hereto as Exhibit 99.1.

The FHB Acquisition increased the Bank’s total assets and total deposits, which are expected to positively affect the Bank’s operating results, to the extent the Bank earns more from interest earned on its assets than it pays in interest on deposits and other borrowings. The ability of the Bank to successfully collect interest and principal on loans acquired will also impact the Bank’s cash flows and operating results.

The Company has determined that the acquisition of the net assets of First Heritage Bank constitutes a business acquisition as defined by the Business Combinations topic of the FASB ASC. Accordingly, the assets acquired and liabilities assumed as of May 27, 2011 are presented at their fair values in the table below as required by that topic. In many cases, the determination of these fair values required management to make estimates about discount rates, expected cash flows, market conditions and other future events that are highly subjective in nature and subject to change. The initial accounting for acquired loans and the related indemnification asset for the FHB Acquisition was incomplete as of August 5, 2011. The amounts currently recognized in the financial statements have been determined provisionally as we are completing a fair value analysis of those assets utilizing an income approach. Additionally, the Bank and the FDIC are engaged in ongoing discussions that may impact which assets and liabilities are ultimately acquired or assumed by the Bank and/or the purchase price.

Financial Condition

In the FHB Acquisition, the Bank purchased loans with a fair value of $81.9 million, net of a $47.8 million discount. This amount represented approximately 3% of the Bank’s total loans (net of the allowance for loan and lease losses) at December 31, 2010. In addition, the Bank acquired $11.4 million in cash and cash equivalents and $5.3 million in investment securities at fair value. The Bank also acquired OREO with a fair value of $8.3 million and premises and equipment of $5.3 million. Finally, in connection with this acquisition, the Bank recorded an FDIC indemnification asset of $38.1 million, $5.9 million of goodwill and a $1.3 million core deposit intangible.

Investment Portfolio

The Bank acquired investment securities with an estimated fair value of $5.3 million in the FHB Acquisition. The acquired securities were predominantly State and Municipal securities and U.S. Government agency and sponsored enterprise mortgage-backed securities and collateralized mortgage obligations.

The following table presents the composition of the investment securities portfolio acquired at May 27, 2011:

May 27, 2011
(in thousands)
U.S. Government agency and sponsored enterprise mortgage-backed securities and collateralized mortgage obligations	$4,388
State and municipal securities	915

Investment securities	$5,303

In addition, the Bank also acquired $477 thousand in FHLB stock.

The following table presents a summary of yields and contractual maturities of the debt securities in the investment securities portfolio acquired at May 27, 2011:

	After one but within five years		After five but within ten years		After ten years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(dollars in thousands)
U.S. Government agency and sponsored enterprise mortgage-backed securities and collateralized mortgage obligations	$977	5.50%	$57	6.95%	$3,354	5.09%	$4,388	5.21%
State and municipal securities	499	5.00%	416	4.98%	—	—%	915	4.99%

Total	$1,476	5.33%	$473	5.22%	$3,354	5.09%	$5,303	5.17%

Acquired loans

The following table presents the balance of each major category of loans acquired in the FHB Acquisition as of May 27, 2011:

	May 27, 2011
	Amount	% of loans
	(dollars in thousands)
Commercial business	$51,931	40%
Real estate:
One-to-four family residential	14,373	11%
Commercial and five or more family residential properties	37,473	29%

Total real estate	51,846	40%
Real estate construction:
One-to-four family residential	8,331	6%
Commercial and five or more family residential properties	12,741	10%

Total real estate construction	21,072	16%
Consumer	4,823	4%

Total acquired loans	129,672	100%
Total discount resulting from acquisition date fair value	(47,815)

Net acquired loans	$81,857

At the May 27, 2011 acquisition date, the Bank estimated the fair value of the FHB Acquisition loan portfolio at $81.9 million. As part of the loan portfolio fair value estimation, the Bank also established the FDIC indemnification asset, which represents the present value of the estimated losses on covered loans to be reimbursed by the FDIC. The FDIC indemnification asset will be reduced as losses are recognized on covered loans and loss sharing payments are received from the FDIC. Realized losses in excess of acquisition date estimates will increase the FDIC indemnification asset. Conversely, if realized losses are less than acquisition date estimates, the FDIC indemnification asset will be reduced by a charge to earnings.

Covered loans under the shared-loss agreements with the FDIC are reported in loans exclusive of the estimated FDIC indemnification asset. The covered loans acquired in the FHB Acquisition transaction are recorded at their fair value at acquisition date.

Loans purchased with evidence of credit deterioration since origination for which it is probable that all contractually required payments will not be collected are accounted for under Accounting Standards Codification (“ASC”) 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality, formerly SOP 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer. In situations where such loans have similar risk characteristics, loans are aggregated into pools to estimate cash flows. A pool is accounted for as a single asset with a single interest rate, cumulative loss rate, and cash flow expectation. Subsequent to the acquisition date, any increases in expected cash flows are prospectively recorded as interest income and any decreases in expected cash flows are recognized by recording an allowance for losses on acquired loans. Any disposals of loans, including sales of loans, payments in full or foreclosures result in the removal of the loan from the loan pool at the carrying amount. The Company elected to account for all loans acquired in the FHB Acquisition under ASC 310-30.

The Bank also acquired OREO with a fair value of $8.3 million. The Bank refers to the certain loans and OREO acquired in the FHB Acquisition as “covered assets” as the Bank will be reimbursed by the FDIC for a substantial portion of any future losses on them under the terms of the shared-loss agreements.

Contractual Maturity of Loan Portfolio

The following table presents the maturity schedule with respect to certain individual categories of loans acquired and provides separate analyses with respect to fixed rate loans and floating rate loans as of May 27, 2011. The amounts shown in the table are unpaid balances.

	Due through one year	After one but within five years	After five years	Total
	(in thousands)
Commercial business	$12,685	$8,122	$31,124	$51,931
Real estate:
One-to-four family residential	2,013	342	12,018	14,373
Commercial and five or more family residential properties	5,573	6,568	25,332	37,473

Total real estate	7,586	6,910	37,350	51,846
Real estate construction:
One-to-four family residential	2,504	1,256	4,571	8,331
Commercial and five or more family residential properties	2,340	3,362	7,039	12,741

Total real estate construction	4,844	4,618	11,610	21,072
Consumer	538	579	3,706	4,823

Total loans	$25,653	$20,229	$83,790	$129,672

	Due through one year	After one but within five years	After five years	Total
	(in thousands)
Total fixed rate	$4,817	$13,855	$32,317	$50,989
Total variable rate	20,836	6,374	51,473	78,683

Total	$25,653	$20,229	$83,790	$129,672

Deposits

In the FHB Acquisition, the Bank assumed $159.5 million in deposits at fair value. This amount represents approximately 5% of the Bank’s total deposits of $3.33 billion at December 31, 2010. The following table presents a summary of the deposits acquired and the average interest rates in effect at the acquisition date:

	May 27, 2011
	Amount	Wtd. Avg. Rate
	(dollars in thousands)
Demand and other noninterest-bearing	$16,354
Interest-bearing demand	14,690	0.39%
Money market	22,502	0.68%
Savings	9,057	0.27%
Time deposits:
Less than $100,000	78,314	1.58%
$100,000 or greater	18,502	1.61%
Time deposits fair value adjustment	106

Total deposits	$159,525

At May 27, 2011, scheduled maturities of time deposits were as follows:

Years Ending December 31,	May 27, 2011
(in thousands)
2011	$56,701
2012	34,976
2013	3,288
2014	231
2015	1,188
Thereafter	432

Total	$96,816

Under the terms of the FHB Acquisition, the Bank was permitted to repay and re-price deposits assumed, including time and brokered deposits, which it did promptly after the acquisition. This re-pricing triggered time and brokered deposit run-off in-line with management’s expectations.

In its assumption of the deposit liabilities, the Bank determined that the customer relationships associated with these deposits have intangible value. The Bank applied the Business Combinations topic of the FASB ASC, which prescribes the accounting for goodwill and other intangible assets, such as core deposit intangibles in a business combination. The Bank determined the fair value of a core deposit intangible asset totaling approximately $1.3 million, which will be amortized based on the estimated economic benefits received. In determining the valuation amount, deposits were analyzed based on factors such as type of deposit, deposit retention, interest rates and the age of deposit relationships. The estimation of the life and value of the core deposit intangible asset acquired is necessarily subjective. See Note 1 to the Audited Statement. The Company does not expect the core deposit intangible asset acquired or its amortization to have a material effect upon future results of operations, liquidity or capital resources.

Borrowings

The Bank assumed $5.0 million in FHLB advances, at fair value. The FHLB advances acquired at May 27, 2011 are term advances and were secured by a blanket lien on eligible loans. We may repay the advances at any time with a prepayment penalty. The $5.0 million in outstanding advances at May 27, 2011 matured and were repaid during June 2011.

The following table summarizes the principal balance of FHLB advances outstanding and weighted average interest rates at May 27, 2011:

	May 27, 2011
Year of Maturity	Amount	Wtd. Avg. Rate
	(dollars in thousands)
2011	$5,000	2.03%
Borrowings fair value adjustment	3

Total borrowings	$5,003

Operating Results and Cash Flows

The Company’s management has from time to time become aware of acquisition opportunities and has performed various levels of review related to potential acquisitions in the past. This particular transaction was attractive to the Company for a variety of reasons, including the:

•	ability to increase the Company’s market share in the Pacific Northwest,

•	attractiveness of immediate core deposit growth with a low cost of funds, and

•	opportunities to enhance income and efficiency due to the centralization of some duties and elimination of duplications of effort.

The Company expects that the acquisition will positively affect its operating results in the near term. The Company believes that the transaction will improve the Company’s net interest income, as the Company earns more from interest earned on its loans and investments than it pays in interest on deposits and borrowings.

The degree to which the Company’s operating results may be adversely affected by the acquired loans is offset to a significant extent by the shared-loss agreements and the related discounts reflected in the fair value of these assets at the acquisition date. In accordance with the provisions of the Receivables topic of the FASB ASC, the fair values of the acquired loans reflect an estimate of expected losses related to the acquired loans. As a result, the Company’s operating results would only be adversely affected by loan losses of the acquired loans to the extent that such losses exceed the expected losses reflected in the fair value of the acquired loans at the acquisition date.

The shared-loss agreements will likely have a material impact on the cash flows and operating results of the Bank in both the short-term and the long-term. In the short-term, it is likely that there will be a significant amount of the covered loans that will experience deterioration in payment performance or will be determined to have inadequate collateral values to repay the loans. In such instances, the Bank will likely no longer receive payments from the borrowers, which will impact cash flows. The shared-loss agreements may not fully offset the financial effects of such a situation. However, if a loan is subsequently charged off or charged down after the Bank exhausts its best efforts at collection, the shared-loss agreements will cover a substantial portion of the loss associated with the covered assets.

The effects of the shared-loss agreements on cash flows and operating results in the long-term are likely to be similar to the short-term effects described above. The long-term effects that the Bank may experience will depend primarily on the ability of the borrowers under the various loans covered by the shared-loss agreements to make payments over time. As the shared-loss agreements cover up to a 10-year period, changing economic conditions will likely impact the timing of future charge-offs and the resulting reimbursements from the FDIC. The Bank believes that any recapture of interest income and recognition of cash flows from the borrowers or received from the FDIC may be recognized unevenly over this period, as the Bank exhausts its collection efforts under its normal practices. In addition, the Bank recorded substantial discounts related to the purchase of these covered loans. A portion of these discounts will be accreted to income over the economic life of the underlying loans and will be dependent upon the timing and success of the Bank’s collection efforts on the covered loans.

Liquidity and Capital Resources

The Bank acquired $11.4 million in cash and cash equivalents, as well as $5.3 million of investment securities. The securities provide monthly cash flows in the form of principal and interest payments. These additions to the Bank’s balance sheet represent additional support for its liquidity needs.

Deposits in the amount of $159.5 million were also assumed in the FHB Acquisition. Of this amount, $62.6 million were in the form of highly liquid transaction accounts. Certificates of deposit comprised $96.9 million of total deposits, or 61%. Under the terms of the FHB Acquisition, the Bank was permitted to re-price deposits assumed, including time and brokered deposits, which it did promptly after the acquisition. This re-pricing triggered time and brokered deposit run-off in-line with management’s expectations.

The Bank assumed $5.0 million in FHLB advances, at fair value, which matured and were repaid during June 2011.

Goodwill of $5.9 million and a core deposit intangible of $1.3 million were recorded in conjunction with the FHB Acquisition. Such goodwill and intangibles are excluded from regulatory capital as calculated under regulatory accounting practices. This exclusion generally results in a reduction to the Company’s regulatory capital. The Bank remains “well-capitalized” under the regulatory framework for prompt corrective action after taking into consideration the results of the FHB Acquisition.

Financial Statements

Attached hereto as Exhibit 99.1 and incorporated by reference into this Item 9.01(a) is an Audited Statement of Assets Acquired and Liabilities Assumed by the Bank (a wholly owned subsidiary of the Company) at May 27, 2011 and the accompanying notes thereto.

The Company has omitted certain financial information of First Heritage Bank required by Rule 3-05 of Regulation S-X and the related pro forma financial information under Article 11 of Regulation S-X pursuant to the guidance provided in SAB 1:K. SAB 1:K provides relief from the requirements of Rule 3-05 of Regulation S-X in certain instances, such as the FHB Acquisition, where a registrant engages in an acquisition of a significant amount of assets of a troubled financial institution that involves pervasive federal assistance and audited financial statements of the troubled financial institution are not reasonably available.

(b) Pro Forma Financial Information.

The Company has omitted certain financial information of First Heritage Bank required by Rule 3-05 of Regulation S-X and the related pro forma financial information under Article 11 of Regulation S-X pursuant to the guidance provided in SAB 1:K. SAB 1:K provides relief from the requirements of Rule 3-05 of Regulation S-X in certain instances, such as the FHB Acquisition, where a registrant engages in an acquisition of a significant amount of assets of a troubled financial institution that involves pervasive federal assistance and audited financial statements of the troubled financial institution are not reasonably available.

(d) Exhibits.

Exhibit Number	Description

23	Consent of Deloitte and Touche LLP

99.1	Report of Independent Registered Public Accounting Firm

Statement of Assets Acquired and Liabilities Assumed at May 27, 2011

Notes to Statement of Assets Acquired and Liabilities Assumed

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLUMBIA BANKING SYSTEM, INC.

Date: August 5, 2011	/s/ Melanie J. Dressel
Melanie J. Dressel
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

23	Consent of Deloitte and Touche LLP

99.1	Report of Independent Registered Public Accounting Firm

Statement of Assets Acquired and Liabilities Assumed at May 27, 2011

Notes to Statement of Assets Acquired and Liabilities Assumed